UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
January 3, 2006
Date of Report (Date of earliest event reported)
VISKASE COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	3089	95-2677354
(State or other jurisdiction of	(Primary Standard	(IRS Employer Identification
incorporation)	Industrial Classification Code Number)	No.)

625 Willowbrook Centre Parkway Willowbrook, Illinois (Address of principal executive offices)	60527 (Zip Code)
(630) 789-4900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On January 3, 2006, Viskase Companies, Inc. (the “Company”) entered into a severance benefit agreement (the “Severance Benefit Agreement”) dated as of January 3, 2006 with Gordon S. Donovan (the “Executive”), the Company’s Vice President and Chief Financial Officer.
Under the Severance Benefit Agreement, the Executive’s employment by the Company shall be on an “at will” basis and may be terminated at any time subject to the terms of the Severance Benefit Agreement. In the event the Executive’s employment is terminated for Cause (as defined in the Severance Benefit Agreement) or as a result of the Executive’s Disability (as defined), the Company shall pay Accrued Compensation (as defined) through the termination date. In the event the Executive’s employment is terminated by the Company except for Cause or as a result of the Executive’s Disability, then the Company shall pay to the Executive Accrued Compensation plus six (6) months’ base salary. In the event the Executive’s employment is terminated (i) by the Company within twelve (12) months following a Change of Control (as defined), except for Cause or as a result of the Executive’s Disability, or (ii) by the Executive within twelve months following a Change in Control for Good Reason (as defined), then in lieu of the severance specified in the immediately preceding sentence, the Company shall pay to the Executive Accrued Compensation plus twelve (12) months’ base salary. In addition to the foregoing, the Executive shall be eligible to receive the pro rata portion of the Executive’s management incentive plan bonus for the year in which the termination occurs and such other benefits as are provided by the Company’s then-current severance policy for employees at the Executive’s level.
The foregoing summary of the material terms of the Severance Benefit Agreement is qualified in its entirety by reference to the Severance Benefit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description
10.1	Severance Benefit Agreement dated as of January 3, 2006 between Viskase Companies, Inc. and Gordon S. Donovan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VISKASE COMPANIES, INC. (Registrant)
Dated: January 6, 2006
	By:	/s/ Gordon S. Donovan
Gordon S. Donovan
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

10.1	Severance Benefit Agreement dated January 3, 2006 between Viskase Companies, Inc. and Gordon S. Donovan

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